AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of September 3. 2002 by and among Principal Life Insurance Company, an Iowa corporation (the "Company"), MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "Trust") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS") (Trust. MFS. and Company collectively, the "Parties") in order to modify that certain Participation Agreement entered into by the Parties as of May 17,2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement is also hereby amended to include the new Benefit Variable Universal Life (BVUL) product.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

PRINCIPAL LIFE INSUIWNCE

COMPANY

MFS VARIABLE INSURANCE TRUST, On behalf of the Portfolios

Title: Assistant Secretary

MASSACHUSETXS FINANCIAL SERVICES COMPANY

Title: senior Vice President